FOR IMMEDIATE RELEASE

American Realty Capital Healthcare Trust

Announces Common Stock Distribution for January 2015

New York, New York, December 30, 2014 — American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”) (NASDAQ: HCT) announced today that, pursuant to the prior authorization of its board of directors, on January 15, 2015 ARC Healthcare will pay a distribution of $0.056666667 per share to stockholders of record at the close of business on January 8, 2015.

In addition, pursuant to the merger agreement between ARC Healthcare, Ventas, Inc. (“Ventas”) and certain related parties, ARC Healthcare agreed to pay a “stub period” dividend to its stockholders for the period from the most recent common stock dividend record date through the last business day prior to the closing of the merger between ARC Healthcare and Ventas, which remains subject to the closing conditions set forth in the merger agreement, including the approval of ARC Healthcare’s stockholders. The “stub period” dividend will reflect a fraction of ARC Healthcare’s monthly common stock dividend by dividing the amount of days elapsed since the last common stock dividend record date, January 8, 2015, through the last business day prior to the closing of the merger, divided by the amount of days in the month in which the “stub period” dividend will be paid. Such “stub period” dividend will be paid on the last business day prior to the closing of the merger to stockholders of record at the close of business on such date.

About ARC Healthcare

ARC Healthcare is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning a balanced and diversified portfolio of medical office buildings, seniors housing and select hospital and post-acute care properties. Additional information about ARC Healthcare can be found on its website at www.archealthcaretrust.com. ARC Healthcare may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of ARC Healthcare’s Annual Report on Form 10-K filed on February 26, 2014. Further, forward-looking statements speak only as of the date they are made, and ARC Healthcare undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Edward F. Lange, Jr., CFO and COO
DDCworks	American Realty Capital Healthcare Trust, Inc.
tdefazio@ddcworks.com	elange@arlcap.com
Ph: (484) 342-3600	Ph: (212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
abackman@rcscapital.com
Ph: (917) 475-2135